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                                                                   EXHIBIT 10.12

                        [CREATIVE COMPUTERS LETTERHEAD]


                              September 9th, 1998


David Matthews


Dear Dave:

     I appreciate your willingness to confirm a few items that we discussed regarding the auction system software.

     First, with respect to the source code libraries (including the World Side Cafe java packages) that you had developed prior to beginning your work on the auction system software in February 1997, you grant Creative joint ownership rights, without the obligation of accounting, in such source code libraries.

     Second, with respect to the auction system software and related work product (for example, design documentation, flow charts, manuals) that you developed beginning in February 1997, you grant Creative joint ownership rights, without the obligation of accounting, in such software and other work product.

     Finally, all the computer software and related work product you developed for Creative beginning in December 1997 before you became a UBID employee in February 1998, was done on a work for hire basis for Creative. Therefore, Creative owns all right, title, and interest in all such computer software and other work product. To the extent you have any rights in such software and other work product, you assign all right, title, and interest in such software and other work product to Creative.

     Thank you again for your cooperation in this matter.

                              Sincerely,

                              /s/ Simon Abuyounes

                              Simon Abuyounes


Agreed:

/s/ David Matthews

David Matthews
Dated: